Exhibit 10.4

Free English Translation

COST SHARING AGREEMENT

PICPAY BANK – BANCO MÚLTIPLO S.A., a company with address at Avenida Manuel Bandeira, No. 291, Bloco B, 3rd floor, Condomínio Atlas Office Park, Vila Leopoldina, São Paulo, SP, CEP 05317-02, registered with the CNPJ/MF under number 09.516.419/0001-75 and represented according to its corporate documents, hereinafter referred to as “PicPay Bank”; and

BANCO ORIGINAL S.A., a company with address at Rua Porto União, no. 295, Brooklin Paulista, CEP 04568-020, São Paulo, SP, registered with the CNPJ/MF under No. 92.894.922/0001-08, herein represented according to its corporate documents, hereinafter referred to as “Banco Original”.

WHEREAS:

1) PicPay Bank is a company duly incorporated under Brazilian law, supported by specific internal support areas to run its business and manage its day-to-day operations;

2) Banco Original is a company that is part of the PicPay Bank Economic Group and does not have all the necessary internal support areas for its day-to-day business operations, which is why it uses PicPay Bank’s internal support areas, as well as sharing suppliers for better development of its operation;

3) In order to maintain the balance of the economic and financial relationship established between the Parties, they decide to formalize this Cost Sharing Agreement (“Agreement”).

1. PURPOSE

1.1 SUPPORT AREAS. This instrument aims to regulate the criteria, deadlines, and conditions that will be observed for the sharing of support areas between PicPay Bank and Banco Original.

1.1.1 Considering the diversity of PicPay Bank support areas used by Banco Original to meet the demands of companies, all related to the day-to-day business operations, the criteria, values, scope description, and payment method indicated in the Support Areas Exhibits will be adopted for the assessment and sharing of costs between the Parties.

1.1.2 If the Parties, by mutual agreement, wish to amend the conditions of the Support Area Exhibits, it will suffice to sign a separate document, which will become an inseparable part of this instrument, and will be designated as “Exhibit I”, “Exhibit II”, and so on, regardless of the execution of a contractual amendment.

1.1.3 PicPay Bank support areas will assist Banco Original in the same governance model aligned with PicPay Bank, in accordance with the forms, manuals, regulations, policies and internal rules, meeting the same deadlines and procedures described in these materials (“Materials”).

1.2  CONTRACTS. This instrument also aims to regulate the reimbursement, when applicable, by Banco Original to PicPay Bank, of any costs that the latter may incur in contracting suppliers that provide products and/or services that are also shared by PicPay Bank with Banco Original and that, for some reason, cannot be formalized directly between Banco Original and the supplier.

The criteria indicated in the shared contracts exhibit will be adopted for the assessment of the costs to be reimbursed by Banco Original to PicPay Bank, which will be included in this instrument (“Supplier Exhibit”), and when combined with the other exhibits, will be referred to simply as Exhibits.

1.2.1 If the Parties, by mutual agreement, wish to amend the conditions of the Supplier Exhibits, it will suffice to sign a separate document, which will become an inseparable part of this instrument, and will be named “Exhibit A”, “Exhibit B”, and so on, regardless of the execution of a contractual amendment.

1.3 There is no exclusivity on the part of the Parties with respect to the subject matter of this agreement.

2 PRICE AND PAYMENT METHOD

2.1 The price to be paid by Banco Original will include all charges, expenses and social and labor-related charges, insurance including workers’ compensation and civil liability insurance, taxes, salary variations and any other costs that the Parties may have to bear to fulfill this instrument.

2.2 Allocation Criteria. It is hereby agreed and settled that the allocation criteria established in section 2.2 for sharing costs and expenses incurred in the development of the activities described in the Exhibits will be defined in each of the respective instruments.

2.2.1	If any of the Exhibits establishes a criterion different from that mentioned in the heading of clause 2.2 above, the criterion defined in the Exhibit shall prevail.

2.3 PicPay Bank will issue, at the frequency indicated in the Exhibit, a debit note with the amounts calculated based on the definitions in the Exhibits, which will be paid by the debtor party by crediting a current account held by the creditor party, with each credit note representing proof of payment and receipt of settlement.

2.3.1	In addition to debit notes, PicPay Bank must present reports prepared in accordance with the provisions of the Exhibits, which demonstrate, individually, by Support Area and by shared contract, the monthly usage and its respective costs.

2.4 Unjustified delay in payment will subject the defaulting Party to payment of the amount due plus a penalty of two percent (2%), calculated on the principal amount in arrears, and default interest of one percent (1%) per month, calculated pro rata die.

2.5 In the event of a disagreement between the Parties regarding the amounts due, the debtor Party shall pay the undisputed amounts, and the enforceability of the disputed amounts shall be suspended until the disagreement is resolved.

2.6  The Parties hereby authorize the offsetting of credits owed to them against the value of fines and reimbursements for which they are responsible, determined in accordance with the provisions of this instrument.

2.7 During the execution of this agreement and even after its termination, the Parties shall observe the principles of probity and good faith and the ancillary duties of loyalty, information, cooperation and confidentiality.

3. TERM AND TERMINATION

3.1. This Agreement shall enter into force on the date of signature and shall remain valid for an indefinite period.

3.2. Either Party may, at any time, by giving thirty (30) days’ prior written notice, terminate this agreement, regardless of the reason and without payment of any fine or penalty of any kind.

3.3. This instrument may also be terminated, at the discretion of the innocent Party:

(i)	by written notice, in the event of a breach of contractual or legal provision by one of the Parties and not remedied within ten (10) days from receipt of written notification sent by the innocent Party; and

(ii)	regardless of notice, in cases of requests for judicial or extrajudicial reorganization, liquidation, dissolution or bankruptcy of either Party.

3.4. If this instrument is terminated based on subitem 3.3 (i), the innocent Party will be entitled to claim compensation, upon proof of losses and damages.

3.5. In any event of termination, whether normal or early, of this Agreement, the Parties shall fulfill the following specific obligations:

(i)	cease sharing their support areas - people; and

(ii)	make payment to the other Party of all amounts due for expenses already incurred.

4. RESPONSIBILITIES

4.1. Under no circumstances will this instrument establish an employment relationship between the employees of PicPay Bank and Banco Original, or vice versa, each being responsible for any labor lawsuits filed by its employees, agents, and other collaborators.

4.2. Each Party shall be responsible for its respective obligations in the civil, labor, social security, tax, insurance, administrative, and social and environmental areas until the statute of limitations or forfeiture of the respective rights.

4.3. Banco Original assumes full responsibility for the use of the contracts described in the Suppliers Exhibit of this instrument and shall indemnify PicPay Bank in the event of any loss caused to it or to third parties, as a result of any negligent or intentional action or omission that causes damage, related to any agreement described in the exhibit.

5. INTELLECTUAL PROPERTY

5.1. The trademarks, patents, industrial designs, applications, databases and pre-existing materials of the Parties are not shared. Any and all material produced as a result of the subject matter of this instrument, including, for example, concepts, formulas and designs, know-how, layouts, software, source codes, technical documentation, models, ideas, project management tools and methodology, product and service development methodologies, information systems methodologies, business plans, functionalities, documentation and characteristics of financial products and services and policies, as well as intellectual works of any kind or nature, are the full and exclusive property of PicPay Bank, unless otherwise agreed in writing between the Parties.

5.1.1.	PicPay Bank may freely use the intellectual property of the materials produced by virtue of this instrument, in any way or form, for any purpose and at any time, in any location, including abroad, and may also modify, supplement, update, or create derivative works, also of its exclusive property, by itself or through third parties contracted for this purpose, without any limitation and regardless of any formality or authorization from anyone whatsoever.

5.2. Banco Original may use PicPay Bank’s name, its trademarks, logos and other distinctive signs, even if only by reference, in any medium and for any purpose for the fulfillment of this instrument.

6. CONFIDENTIALITY

6.1. Throughout the term of this Agreement and for up to two (2) years after its termination, except as provided in clause 6.1.2, the Parties shall maintain confidentiality regarding this instrument, the negotiations that preceded it, its execution and all information obtained or to which they have access as a result of the Services, refraining from using them for any purpose other than the normal performance of this Instrument.

6.1.1.	“Confidential Information” means all information or documents of the Parties, obtained or accessed by the other Party, including personal and operational data of clients, data of their employees, business data, economic and financial information, strategic, technical, legal, accounting, operational, administrative, commercial, financial and economic reports and analyses, as well as intellectual works and software owned by them, obtained by any means (oral or written, express or tacit), which may be contained in any documents, spreadsheets, programs, systems, photographs, reports, physical media, electronic media, etc.

6.1.2.	The deadline referred to in sub-item 6.1 does not apply to information protected by banking or tax secrecy, and the confidentiality of such information must be observed by the Parties on an ongoing basis.

6.2. All Confidential Information must be kept in a secure location with access restricted to the Parties’ professionals who require such information.

6.3. The Parties undertake to immediately inform each other of any breach of confidentiality rules by any person, including unintentional or negligent breaches of Confidential Information.

6.4. If either Party is required to disclose any Confidential Information due to an administrative or judicial order, it must inform the other Party within twenty-four (24) hours so that the latter may take the legal measures it deems necessary.

7. COMBATING CORRUPTION AND PROVIDING ETHICAL AND MORAL CONDUCT

7.1 The Parties undertake to:

a)	comply, at all times, with all applicable regulations, laws and legislation, including, but not limited to, Brazilian anti-corruption laws and decrees, Law No. 12.846, of August 1, 2013 and Decree No. 11.129 of July 11, 2022;

b)	to respect all such laws, as well as any other anti-bribery, anti-corruption or conflict of interest laws that may be applicable under this Agreement; and

c)	not to engage in any irregular or illegal conduct, nor to take any action or perform any act that may directly or indirectly favor one another or any of the companies within their respective economic conglomerates, contrary to applicable laws in Brazil or abroad.

7.2 The Parties further warrant and agree that:

a)	During the term of this instrument or in the performance of any related activity, they will not take/make any action, payment, offer, or promise, directly or indirectly, to any public official (whether municipal, state, or federal) that aims to induce that official to use their influence with the government and/or any agency, company, political party, autonomous entity, or public office for the purpose of obtaining improper business advantages for themselves or the other Party;

(b)	They shall immediately report to each other any information that may indicate that there has been any type of action, payment, offer, or promise, directly or indirectly, to any public official with the objective described above, that is, the Party that becomes aware that any of its agents or employees have failed to comply with the premises and obligations agreed upon above shall spontaneously report the fact to the other Party, so that, together, they may develop and execute an action plan to (i) remove the employee or agent immediately; (ii) prevent such acts from recurring; and (iii) ensure that the Agreement can remain in force, safeguarding the right of the notified Party to terminate this instrument immediately even without the consent of the other Party;

(c)	They will inform each other of any political contributions as required by law;

(d)	no public official (whether municipal, state or federal) has any financial participation or interest in their respective businesses, and shall promptly inform the other Party in writing of any future participation or interest in this regard;

(e)	all information provided by the Parties under this Agreement is true and accurate;

f)	they, their partners, directors, agents, attorneys, administrators, associates, employees, consultants or representatives have not been convicted, found guilty or indicted for any wrongdoing involving fraud, corruption or moral/ethical turpitude, and none of these persons have been listed by government agencies as excluded, suspended, allegedly suspended or excluded or otherwise ineligible for government procurement programs, or in any way mentioned in publicly reported acts involving them in the promotion or facilitation of illicit or obscure business dealings, or in the practice of acts that result in commercial and/or reputational discrediting of the other Party;

(g)	they will properly complete any due diligence form, providing all the information requested therein;

h)	they shall maintain their commercial books, records, and accounting and financial documents with sufficient detail and accuracy to clearly reflect the operations and resources that are the subject of this Agreement; and

i)	to present documents and information that may assist the other Party in its defense, should either Party become involved in any situation related to corruption or bribery, as a result of an action taken by the other Party.

7.3 The Parties warrant that:

a)	They do not use illegal labor and undertake not to use practices analogous to slave labor or child labor, except for legal exceptions, whether directly or indirectly, through their respective suppliers of products and services;

b)	They do not employ minors under eighteen (18) years of age, including apprentices, in places that are detrimental to their education, physical, mental, moral and social development, as well as in dangerous or unhealthy places and services, at times that do not allow school attendance, and also at night;

c)	They do not use discriminatory practices that restrict access to or maintenance of employment, such as, but not limited to, grounds of: sex, origin, race, color, physical condition, religion, marital status, age, family situation or pregnancy;

(d)	They undertake to protect and preserve the environment, as well as to prevent and eradicate practices harmful to the environment, performing their services in accordance with current legislation regarding the National Environmental Policy and Environmental Crimes, as well as legal, regulatory and administrative acts related to the environmental area and related matters, emanating from the federal, state and municipal spheres; and

(e)	They do not engage in practices related to activities that involve criminal profiting from prostitution or the sexual exploitation of vulnerable individuals.

8. GENERAL DATA PROTECTION LAW

8.1 The Parties undertake to comply with all applicable legislation on privacy and data protection, including (whenever and where applicable) the Federal Constitution, the Consumer Protection Code, the Civil Code, the Marco Civil da Internet (Federal Law No. 12.965/2014), its regulatory decree (Decree 8.771/2016), the General Data Protection Law (Federal Law No. 13.709/2018), and other sectoral or general regulations on the subject.

9. GENERAL PROVISIONS

9.1. This instrument represents the complete and total agreement between the Parties and may not be modified without the prior express written consent of the legal representatives of the Parties or their respective successors, and the assignment of rights and obligations arising from this instrument is prohibited without the written consent of the other Party.

9.2. The Parties expressly acknowledge that: (a) full compliance with the obligations hereunder is of fundamental importance for the balance of this instrument and (b) the terms and conditions set forth in this instrument are fair and reasonable and were agreed upon in accordance with the principles of probity and good faith.

9.3. The Parties shall bear the taxes due from them, in accordance with current legislation, undertaking to keep their tax obligations up to date and to safeguard the other Parties from any liability in this regard.

9.4. This instrument prevails over any other document previously signed with the same subject matter.

9.5. Any omission or tolerance by either Party in demanding the faithful fulfillment of the terms and conditions of this Agreement shall not constitute novation, forgiveness or waiver, nor shall it affect the Party’s right to demand its fulfillment at any time.

9.6. Any invalidity, nullity, or unenforceability of any contractual provision shall not affect the other provisions of this Agreement, which shall remain valid and enforceable, and the clause declared null or unenforceable shall be replaced by another that leads the Parties to the same desired economic and legal result.

9.7. Without prejudice to the possibility of contract termination due to involuntary non-performance, neither Party shall be considered in default, nor shall it be liable to the other for failures in the performance of its obligations, to the extent that such non-performance results exclusively and demonstrably from an event beyond its control, act of God or force majeure, or from an act or omission attributable solely to the other Party.

10.	JURISDICTION

10.1 The Parties hereby elect the courts of the city of São Paulo, State of São Paulo, to settle any disputes relating to this instrument.

10.2 In witness whereof, the Parties agree that the execution of this instrument will be carried out electronically, as authorized by Provisional Measure 2.200-2/2001, acknowledging that this means is valid, binding and enforceable for all legal purposes. The Parties declare, individually, that they have adopted security measures to prevent unauthorized access by third parties to the signature tools now being used.

São Paulo, January 10th, 2024.

/s/ Francisco José Pereira Terra	/s/ Fernando Abe Ohara
Francisco José Pereira Terra	Fernando Abe Ohara

PICPAY BANK – BANCO MÚLTIPLO S.A.

/s/ Eduardo Chedid Simões	/s/ Anderson Andrade Chamon do Carmo
Eduardo Chedid Simões	Anderson Andrade Chamon do Carmo

BANCO ORIGINAL S.A.

Witnesses:

1.	/s/ Luiz Gustavo Pereira Gava		2.	/s/ Hyde De Melo Gomes Silva
	Name:	Luiz Gustavo Pereira Gava		Name:	Hyde De Melo Gomes Silva
	CPF:			CPF:

SUPPORT AREAS

EXHIBIT I

●	BENEFICIARY COMPANY. Banco Original

●	COMPANY TO BE REIMBURSEED. PicPay Bank

SUPPORT AREA	DESCRIPTION OF ACTIVITIES	CRITERIA	FORM OF PAYMENT
Credit	People who work in the Credit structure	Participation by product using credit	Monthly payment
Credit	Growth expenses, Consulting, Technology, Rentals, Travel, Facilities, Consumption, Third Parties and Other Expenses allocated in the centers of Credit costs	Participation by product using credit	Monthly payment
Charge	People who work in the Collections structure.	Participation in Box Recovered in the collection process	Monthly payment
Charge	Growth expenses, Consulting, Technology, Rentals, Travel, Facilities, Consumption, Third Parties and Other Expenses allocated in the centers of Collection costs	Participation in Box Recovered in the collection	Monthly payment

SUPPLIER EXHIBIT

EXHIBIT A

●	BENEFICIARY COMPANY. Banco Original

●	COMPANY TO BE REIMBURSEED. PicPay Bank

SUPPLIER	PURPOSE	SHARING CRITERIA	FORM OF PAYMENT
SERASA S.A.	Bureau company that provides customer data consultation services for credit.	Participation by product using credit	Monthly payment
BOA VISTA SERVICOS S.A	Bureau company that provides customer data consultation services for credit.	Participation by product using credit	Monthly payment

D4Sign 94a7dd5f-c6a4-41e9-8813-6bec6d4f2c5c - To confirm the signatures, access https://secure.d4sign.com.br/verificar. This document was signed electronically, in accordance with Provisional Measure 2.200-2/01, Article 10, §2.

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